Exhibit 10.04

Compensation Arrangement of Mr. Charles Boehlke

Note: The following summary of Mr. Boehlke’s compensation arrangement does not include all previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans.  Disclosures with respect to compensation for Mr. Boehlke for the 2010 fiscal year are included in MSC Industrial Direct Co., Inc.’s definitive proxy statement for the company’s 2011 Annual Meeting of Shareholders, and disclosures with respect to compensation for Mr. Boehlke for the 2011 fiscal year will be included in the company’s definitive proxy statement for the company’s 2012 Annual Meeting of Shareholders.

Mr. Charles Boehlke retired as Executive Vice President and Chief Financial Officer of MSC Industrial Direct Co., Inc. (the “Company”) on April 8, 2011.  Mr. Boehlke remained with the Company as a full-time employee in the position of Senior Advisor until May 30, 2011.  Mr. Boehlke is continuing in the position of Senior Advisor on a part-time basis until November 30, 2011, subject to extension by mutual agreement.  During the period that Mr. Boehlke works part-time, he will work up to 50 hours per month.  Mr. Boehlke’s base compensation continued at $471,846 per annum until May 30, 2011, when his annual base salary was reduced to $52,000 per annum.  Mr. Boehlke will be eligible for a pro rata bonus for fiscal year 2011.